Exhibit D

                             [Andrews Letterhead]

                                        March 6, 1997

          Mr. Isaac Perlmutter
          Isaac Perlmutter, T.A.
          ZIB Inc.
          P.O. Box 1028
          Lake Worth, FL  33460-1028

          Dear Sirs:

                    This letter is to inform you that Andrews Group Incorporated ("Andrews") has terminated the Stock Purchase Agreement, dated as of December 27, 1996, by and between Andrews and Marvel Entertainment Group, Inc., pursuant to its terms. Accordingly, conditions to the obligations of Andrews pursuant to the Stock Purchase Agreement (the "Perlmutter Agreement") by and between Andrews, Isaac Perlmutter, Isaac Perlmutter, T.A. and ZIB Inc., dated as of November 20, 1996, as amended, will not be satisfied. Please be advised that Andrews does not intend to waive such conditions and anticipates that the transactions contemplated by the Perlmutter Agreement will not be consummated.

                                   Very truly yours,

                                   ANDREWS GROUP INCORPORATED

                                   By: /s/ Barry F. Schwartz

          cc:  Battle Fowler LLP
               Park Avenue Tower
               75 East 55th Street
               New York, New York   10022
               Attention:  Martin L. Edelman, Esq.